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                              UNITED STATES
                   	SECURITIES AND EXCHANGE COMMISSION
                        	WASHINGTON, D.C.  20549

FORM 12b-25                                          	SEC File Number: 0-21070
                                                 	CUSIP Number: not applicable

                       	NOTIFICATION OF LATE FILING

(Check One):    Form 10-K  X Form 10-KSB    Form 20-F    Form 11-K
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    Form 10-Q    Form 10-QSB    Form N-SAR
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		For Period Ended:   June 30, 1997
		[  ] Transition Report on Form 10-K
		[  ] Transition Report on Form 10-KSB
		[  ] Transition Report on Form 20-F
		[  ] Transition Report on Form 11-K
		[  ] Transition Report on Form 10-Q
		[  ] Transition Report on Form 10-QSB
		[  ] Transition Report on Form N-SAR
		For the Transition Period Ended:
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	Nothing in this Form shall be construed to imply that the
Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates.

Part I - REGISTRANT INFORMATION

     International Tourist Entertainment Corporation
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Full Name of Registrant

     not applicable
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Former Name if Applicable

     7030 Park Centre Drive
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Address of Principal Executive Office (Street and Number)

     Salt Lake City, Utah  84121
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City, State and Zip Code

Part II - RULES 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

	[ X]	The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

	[ X]	The subject annual report, semi-annual report, transition report on
Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the
prescribed due date; or the subject quarterly report, transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

	[  ]	The accountant's statement or other exhibit required by Rule
12b-25(c) has been attached if applicable.
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Part III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 10-KSB, 20-F, 11-K, 10-Q, 10-QSB or N-SAR or portion thereof could not be filed within the prescribed time period.

	On February 6, 1997, the United States Bankruptcy Court issued an order confirming the registrant's Plan of Reorganization. The registrant has been heavily engaged in the implementation of the Plan of Reorganization and as a result has been unable to finalize all of the information necessary for the completion and timely filing of its Annual Report on Form 10-KSB.

Part IV - OTHER INFORMATION

(1)	Name and telephone number of person to contact in regard to this notification:

	     Bob Cardon                              (801) 566-9000
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	(Name)				                          	(Area Code) (Telephone Number)

(2)	Have all other periodic reports required under Section 13 or 15(d) of the
Securities Exchange Act of 1934 or Section 30 the Investment Company Act of
1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such report(s)) been filed? If the answer
is no, identify report(s). 	[ X ] Yes     [  ] No

(3)	Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
thereof?	[  ] Yes     [ X ] No

	If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results can not be made.

               	INTERNATIONAL TOURIST ENTERTAINMENT CORPORATION
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                 	(Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Dated:     9/29,1997                By /s/ Bob Cardon
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           	                   					Its     Corporate Secretary
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INSTRUCTION:  The form may be signed by an executive officer of the registrant or by any other duly authorized representative.  The name and title of the person signing the form shall be typed or printed beneath the signature.  If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.